Exhibit T3A.12

Brønnøysund Register Centre

Company Certificate

Organization No:	958 422 830
Name/company	INTRUM CAPITAL AS
Business address:	Lysaker torg 8
1366 Lysaker

Brønnøysund Register Centre 21.01.2025

Brønnøysund Register Centre

Postal address: 8910 Brønnøysund

Phones: Information Phone 75 00 75 00 Fax 75 00 75 05

Email: firmapost@brreg.no Internet: www.brreg.no

Organization number: 974 760 673

Brønnøysund Register Centre	Company

Organization number:	958 422 830

Organizational form:	Limited company

Date of Foundation:	04.09.1990

Registered in The Register of Business Enterprises:	22.07.1991

Enterprise Name:	INTRUM CAPITAL AS

Business address:	Lysaker torg 8 1366 Lysaker

Municipality:	3201 Bærum

Country:	Norway

Postal address:	PO Box 283 Skøyen 0213 OSLO

Phone:	23 21 10 00
Share capital NOK:	100 003 000,00

General Manager:	Njål Foss Stene
Board of Directors:

Chairman of the Board:	Anders Landro Olstad Østeråsen 47 1361 ØSTERÅS

Board Member:	John Aasmund Sveinsvold Jens Isak Kobro Susanna Helena Berenice Norum Lanz Steinar Nielsen

Signature:	Two board members jointly.

Auditor:	Approved Audit Company Organization number 980 211 282 DELOITTE AS Dronning Eufemias gate 14 0191 OSLO

Statutory purpose:	Within the framework of the current legislation to buy and collect portfolios of money claims, refinance breached monetary claims and activities related to this, including through participation in or establishment of companies.

21.01.2025 at 10:13 a.m.	Brønnøysund Register Centre	Page 1 of 1